As filed with the Securities and Exchange Commission on June 19, 2018

Registration No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Social Reality, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

45-2925231

(I.R.S. Employer Identification Number)

456 Seaton Street

Los Angeles, CA  90013

Telephone: (323) 694-9800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Paracorp Incorporated

2140 S Dupont Hwy

Camden, DE  19934

Telephone: (302) 697-4590

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

———————

with a copy to:

Raul Silvestre Esq.

Silvestre Law Group, P.C.

31200 Via Colinas., Suite 200

Westlake Village, CA 91362

(818) 597-7552

From time to time after effectiveness of this registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed		Proposed	Amount
Title of Each Class of	to be	Offering Price		Aggregate	of
Securities to be Registered	Registered (1)	Per Share		Offering Price	Registration Fee
Class A Common Stock underlying $2.245 Series A warrants issued in January 2017 private placement	285,715	$$4.35	(3)	$1,242,861	$154.74
Class A Common Stock underlying $6.50 placement agent warrants issued in January 2017 private placement	76,190	$6.50	(2)	$495,235	$61.66
Class A Common Stock underlying $7.50 warrants for consulting services in November 2016	400,000	$7.50	(2)	$3,000,000	$373.50
Class A Common Stock underlying $5.00 warrants for investment banking services in August 2013	50,000	$5.00	(2)	$250,000	$31.13
Class A Common Stock Underlying $3.00 warrants for software acquisition in August 2017	350,000	$4.35	(3)	$1,522,500	$189.55
Total	1,161,905			$6,510,596	$811.00

(1)

To the extent permitted by Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of Class A common stock, of a currently indeterminable amount, in the event of stock splits, stock dividends or similar transactions.

(2)	Fee based on exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(g).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Based upon the average of the high and low prices of the registrant’s Class A Common Stock on June 13, 2018.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 19, 2018

PROSPECTUS

Social Reality, Inc.

1,161,905 SHARES OF CLASS A COMMON STOCK

The selling stockholders named in this prospectus (“Selling Stockholders”) are offering up to 1,161,905 Class A common shares consisting of: (i) 285,715 shares underlying Series A purchase warrants issued in our January 2017 private placement (“Series A Warrants”) which had an initial exercise price of $6.70 and have been subsequently adjusted to $2.245 (subject to adjustment pursuant to the terms therein) and a term of five (5) years commencing six (6) months after the date of closing, (ii) 76,190 shares underlying placement agent warrants issued in our January 2017 private placement (“Placement Agent Warrants”) which have an initial exercise price of $6.50 per share (subject to adjustment pursuant to the terms therein) and a term of five (5) years commencing six (6) months from the date of issuance, (iii) 400,000 shares underlying warrants issued to consultants in November 2016 (“Consultant Warrants”) which have an initial exercise price of $7.50 per share (subject to adjustment pursuant to the terms therein) and a term of three (3) years, and (iv) 50,000 shares underlying warrants issued to for investment banking services in August 2013 (“Banking Warrants”) which have an initial exercise price of $5.00 per share (subject to adjustment pursuant to the terms therein) and previously had a term of three (3) years which was extended to five (5) years, and (v) 350,000 shares underlying warrants issued as consideration for the acquisition of software in August 2017 (“Software Warrants”) which have an initial exercise price of $3.00 per share (subject to adjustment pursuant to the terms therein) and a term of five (5) years from issuance.  We will not receive any proceeds from the resale of the Class A common shares by the Selling Stockholders. Any proceeds received by us from the exercise of the Series A Warrants, Placement Agent Warrants, Consultant Warrants, Banking Warrants or Software Warrants (collectively, the “Warrants”) will be used for general corporate purposes.

Our Class A common stock is listed on the NASDAQ Capital Market under the symbol “SRAX” On June 14, 2018, the last reported sale price of our common stock was $4.45 per share.

Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, telephone number 323-694-9800.

————————————

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 4 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

————————————

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated           , 2018

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “our company,” “we,” “our,” “Social Reality” and “us” refer to Social Reality, Inc. and its subsidiary. Also, any reference to “common share” or “common stock,” refers to our $0.001 par value Class A common stock. All share and per share information contained in this prospectus takes into account the 1-for-5 reverse stock split of our Class A common shares effective September 22, 2016.

This prospectus is part of a registration statement on Form S-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration process, holders of the Warrants may, from time to time, sell or otherwise dispose of up to an aggregate of 1,161,905 Class A common shares issued to them upon their respective exercise. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein and therein are accurate only as of the date such information is presented or in any applicable prospectus supplement. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act", and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act".

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our business, operations, financial performance and condition, earnings, our prospects, our ability to raise capital to fund our operations and business plan, the continued listing of our securities on the NASDAQ Capital Market, our ability to protect intellectual property rights as well as regarding our industry generally. Forward–looking statements are not guarantees of performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

OUR BUSINESS

We are an Internet advertising and platform technology company that provides tools to automate the digital advertising market. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•	sales of digital media advertising campaigns to advertising agencies and brands;

•	sales of media inventory through real-time bidding, or "RTB," exchanges;

•	sale and licensing of our SRAX Social platform and related media; and

•	creation of custom platforms for buying media on SRAX for large brands.

The core elements of our business are:

•

Social Reality Ad Exchange or "SRAX" – Real Time Bidding sell side and buy side representation is our technology which assists publishers in delivering their media inventory to the RTB exchanges. The SRAX platform integrates multiple market-leading demand sources, including OpenX, Pubmatic and AppNexus. We also build custom platforms that allow our agency partners to launch and manage their own RTB campaigns by enabling them to directly place advertising orders on the platform dashboard and view and analyze results as they occur;

•

SRAXmd is our ad targeting and data platform for healthcare brands, agencies and medical content publishers. Healthcare and pharmaceutical publishers utilize the platform for yield optimization, audience extension campaigns and re-targeting of their healthcare professional audience. Agencies and brands purchase targeted digital and mobile ad campaigns;

•

SRAX Social is a social media and loyalty platform that allows brands to launch and manage their social media initiatives. Our team works with customers to identify their needs and then helps them in the creation, deployment and management of their social media presence; and

•

SRAX app, a recently launched new product, which is a platform that allows publishers and content owners to launch native mobile applications through our SRAX platform. The SRAX app is a free platform that provides online publishers an opportunity to distribute their content via a branded mobile application that updates automatically as they publish new content to their website. The platform also allows publishers the opportunity to bring in influencer feeds from Facebook, Instagram, YouTube and Twitter that are relevant to their content.

We offer our customers several pricing options including cost-per-thousand-impression, commonly referred to as CPM, whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and on a monthly service fee.

Corporate information

We were incorporated in Delaware in 2011. Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, and our telephone number is (323) 694-9800. Our website is located at www.srax.com.

We have not incorporated by reference into this prospectus, the information in, or that can be accessed through, our website and you should not consider it to be a part of this prospectus.

RISK FACTORS

An investment in our Class A common stock involves a significant degree of risk. You should not invest in our Class A common stock unless you can afford to lose your entire investment. You should consider carefully the risk factors and other information contained in in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our Class A common stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of shares of Class A common stock in this offering. In the event Warrants held by the Selling Stockholders are exercised for cash, we will receive approximately $6,510,595, assuming the current exercise prices are not adjusted pursuant to the terms thereunder. We will use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the Selling Stockholders to offer and sell the securities to the public. The Selling Stockholders may offer for resale some or all of their securities at the time and price that they choose pursuant to the Plan of Distribution. On any given day, the price of our common shares will be based on the market price for our Class A common shares, as quoted on the NASDAQ Capital Market under the symbol “SRAX”.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, by the Selling Stockholders of up to 1,161,905 Class A common shares which are issuable upon (i) 285,715 remaining shares underlying Series A purchase warrants issued in our January 2017 private placement (“Series A Warrants”) which have a current exercise price of $2.245 per share (subject to adjustment pursuant to the terms therein), (ii) 76,190 shares underlying placement agent warrants issued in our January 2017 private placement (“Placement Agent Warrants”) which have an initial exercise price of $6.50 per share (subject to adjustment pursuant to the terms therein), (iii) 400,000 shares underlying warrants issued to consultants in November 2016 (“Consultant Warrants”) which have an initial exercise price of $7.50 per share (subject to adjustment pursuant to the terms therein), (iv) 50,000 shares underlying warrants issued to for investment banking services in August 2013 (“Banking Warrants”) which have an initial exercise price of $5.00 per share (subject to adjustment pursuant to the terms therein), and (v) 350,000 shares underlying warrants issued as consideration for the acquisition of software in August 2017 (“Software Warrants”) which have an initial exercise price of $3.00 per share (subject to adjustment pursuant to the terms therein). The Series A Warrants, Placement Agent Warrants, Consultant Warrants, Banking Warrants and Software Warrants are collectively referred to herein as the “Warrants.”

The Selling Stockholders may exercise their respective Warrants at any time in their sole discretion.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Stockholder and the amount and percentage of Class A common stock owned by each (including Class A common shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the Class A common shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power for the Selling Stockholders and about transactions between the Selling Stockholders and the Company, if any.

The Selling Stockholders may sell all or some of the shares of Class A common stock they are offering, and may sell shares of our Class A common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its Warrants, and sells all of the Class A common shares issued upon exercise thereof, and that each Selling Stockholder sells all of the Class A common shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional Class A common shares. We are unable to determine the exact number of Class A shares that will actually be sold or when or if these sales will occur.

Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three (3) years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

We may amend or supplement this prospectus from time to time in the future to update or change this list and Class A common shares which may be resold. Included below is a short description of the shares being registered.

Series A Warrants and Placement Agent Warrants

In January 2017, we conducted a private placement of Series A Warrants simultaneous to a registered offering. Pursuant to the private placement, we issued 380,953 Series A Warrants to purchase shares of Class A Common Stock, of which 285,715 are currently outstanding and being registered herein (the “Series A Warrants”). The Series A Warrants had an initial exercise price of $6.70 per share, which has been repriced to $2.245 per share pursuant to subsequent issuances that triggered certain anti-dilution protection in the Series A Warrants. The Series A Warrants are exercisable for five (5) years commencing six (6) months from the date of closing of January 5, 2017. The Series A warrants anti-dilution protection will be extinguished if at any time our Class A common stock trades at or above $10.00 per share for 20 consecutive trading days, subject to certain equity conditions. If at any time, the shares underlying the Series A Warrants are not subject to an effective registration statement, they may be exercised on a cashless basis. The Series A Warrants are also subject to adjustment in the event of stock splits, dividends, recapitalizations and other events. The Series A Warrants are subject to assumption by a successor or acquiring entity in the event of certain extraordinary transactions including but not limited to a merger with another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Class A common stock. Also, at the election of the holder, in the event of an extraordinary transaction, we or any successor entity may be required to repurchase such warrant for an amount of cash equal to the value of the Series A Warrant as determined in accordance with the Black Scholes option pricing model and the terms of the Series A Warrants.’

We also issued 76,190 placement agent warrants (“Placement Agent Warrants”) as partial compensation to placement agents in the offering, all of which are being registered herein. The placement agent warrants have substantially the same terms as the Series A Warrants except that they contain no anti-dilution protection, have an exercise price of $6.50 per share, and contain adjustment to exercise price and share number only in the event of stock splits, dividends, and other distributions. And fundamental transactions.

Consultant Warrants

On November 16, 2016, we entered into an investor relations and consulting agreement (“Consulting Agreement”) whereby Market Street Investor Relations, LLC agreed to provide consulting services to the Company. Pursuant to the Consulting Agreement, we issued Market Street investor Relations, or its assigns, warrants to purchase an aggregate of 400,000 shares of Class A common stock with an exercise price of $7.50 per share and a term of three (3) years (“Consultant Warrants”), all of which are being registered herein. If at any time, the shares underlying the Consultant Warrants are not subject to an effective registration statement, they may be exercised on a cashless basis. The Consultant Warrants are further subject to adjustment in the event of stock splits, dividends, or other distributions and fundamental transactions.

Banking Warrants

On August 22, 2013, we issued warrants to purchase 50,000 shares of Class A common stock as compensation for investment banking services to T.R. Winston & Company, LLC, or its assigns (“Banking Warrants”), all of which are being registered herein. The Banking Warrants have an initial exercise price of $5.00 per share, subject to adjustment, and initially had a term of three (3) years, which was subsequently extended to five (5) years. If at any time, the shares underlying the Consultant Warrants are not subject to an effective registration statement, they may be exercised on a cashless basis.

The Banking Warrants are further subject to adjustment in the event of stock splits, dividends, or other distributions and fundamental transactions.

The Banking Warrants also contained anti-dilution protection in the event that shares are issued at an effective price per share less than the exercise price within one (1) year beginning from October 30, 2013 except pursuant to certain exempt issuances.

Software Warrants

On August 17, 2017, the company acquired software from Leapfrog Media Trading and issued as partial consideration therefor, warrants to purchase 350,000 shares of Class A common stock (“Software Warrants”), all of which are being registered herein. The Software Warrants had an initial exercise price of $3.00 per share, a term of five (5) years from the date of issuance. The Software Warrants contain anti-dilution protection in the event that the Company sells or issues any Class A common stock or common stock equivalents at an effective price per share less than 120% of the exercise price then in effect. The Software Warrants are further subject to adjustment in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and fundamental transactions.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the Selling Stockholders. The total number of Class A common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, recapitalizations or the triggering anti-dilution protective provisions with regard to the Class A common stock the Warrants, as applicable.

	Class A Common Shares Owned Before Sale (1)					Class A Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
TRW Capital Growth Fund LLC (3)	25,000	26,000	51,000	0.49%	26,000	25,000	*
Michael E. Meyers (4)	—	7,000	7,000	0.07%	7,000	—	*
CCM Holdings LLC (5)	—	7,000	7,000	0.07%	7,000	—	*
Russell J Steward (6)	—	4,000	4,000	0.04%	4,000	—	*
Karen Kang (7)	11,120	3,000	14,120	0.14%	3,000	11,120	*
Galuchie Living Trust DTD 9-11-0, John W. Galuchie, Jr. and Marianne C. Galuchie, TTEES (8)	4,255	3,000	7,255	0.07%	3,000	4,255	*
Chardan Capital Markets, LLC (9)	—	63,866	63,866	0.61%	14,576	49,290	*
Jonathan Schechter (10)	41,250	110,710	151,960	1.45%	25,000	126,960	1.21%
Joseph Reda (11)	232,500	150,000	382,500	3.63%	25,000	357,500	3.39%

Tyler Berry (12)	—	11,614	11,614	0.11%	11,614	—	*
DIP SPV I, L.P. (13)	184,000	350,000	534,000	4.98%	350,000	184,000	1.71%
Steven Antebi (14)	—	200,000	200,000	1.89%	200,000	—	*
Empery Asset Master, LTD (15)	—	122,772	122,772	1.17%	122,772	—	*
Empery Tax Efficient, LP (16)	—	63,800	63,800	0.61%	63,800	—	*
Empery Tax Efficient II, LP (17)	—	99,143	99,143	0.95%	99,143	—	*
Market Street Investor Relations, LLC (18)	—	200,000	200,000	1.89%	200,000	—	*
	498,125	1,421,905	1,920,030	16.27%	1,161,905	758,125	6.42%

———————

*

Represents less than 1%

**

Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any Class A common shares (“Common Shares”) as to which a shareholder has sole or shared voting power or investment power, and also any Common Shares which the shareholder has the right to acquire within 60 days, including upon exercise of Common Shares purchase options or warrants. There were 10,380,503 Common Shares outstanding as of June 13, 2018. All shares referenced below are Common Shares.

(2)

Includes the sale of all Common Shares registered herein.

(3)

The shares being registered include 26,000 shares underlying Banking Warrants. G. Tyler Runnels has voting and dispositive control with respect to the securities being offered. Mr. Runnels is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(4)

The shares being registered include 7,000 shares underlying Banking Warrants. Mr. Meyers is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(5)

The shares being registered include 7,000 shares underlying Banking Warrants. G. Tyler Runnels has voting and dispositive control with respect to the securities being offered. Mr. Runnels is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(6)

The shares being registered include 4,000 shares underlying Banking Warrants. Mr. Steward is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(7)

The shares being registered include 3,000 shares underlying Banking Warrants. Ms. Kang is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(8)

The shares being registered include 3,000 shares underlying Banking Warrants. John W. Galuchie, Jr, Trustee has voting and dispositive control with respect to the securities being offered. Mr. Galuchie is an associated person of T.R. Winston & Company, LLC, a registered broker-dealer.

(9)

The shares being registered include 63,866 shares underlying Placement Agent Warrants. Chardan Capital Markets, LLC is a registered broker-dealer. Steven Urbach has voting and dispositive control with respect to the securities being offered. Kerry Propper, a principal at Chardan Capital Markets, LLC is the controlling person of ATW Master Fund II and its associated entities, which are senior secured lenders of the Company.

(10)

The shares being registered include 25,000 shares underlying Placement Agent Warrants. Mr. Schechter is an associated person of Chardan Capital Markets, LLC, a registered broker-dealer.

(11)

The shares being registered include 25,000 shares underlying Placement Agent Warrants. Mr. Reda is an associated person of Chardan Capital Markets, LLC, a registered broker-dealer.

(12)

The shares being registered include 11,614 shares underlying Placement Agent Warrants. Mr. Berry is an associated person of Chardan Capital Markets, LLC, a registered broker-dealer.

(13)

The shares being registered include 350,000 shares underlying Software Warrants. As managing member of DIP 1 Management, LLC, the general partner of DIP SPV I, L.P., Antonio Ruiz-Gimenez Jr. has voting and dispositive control with respect to the securities being offered.

(14)

The shares being registered include 200,000 shares underlying Consultant Warrants.

(15)

The shares being registered include 122,772 shares underlying Series A Warrants. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power of the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(16)

The shares being registered include 63,800 shares underlying Series A Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power of the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(17)

The shares being registered include 99,143 shares underlying Series A Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power of the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(18)

The shares being registered include 200,000 shares underlying Consultant Warrants. Stan Abiassi has voting and dispositive control with respect to the securities being offered.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for our company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Our certificate of incorporation provides that we will have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

Our authorized capital stock consists of 309,000,000 shares, each with a par value of $0.001 per share, of which:

•

250,000,000 shares are designated as Class A common stock;

•

9,000,000 shares are designated as Class B common stock; and

•

50,000,000 shares are designated as preferred stock.

As of March 31, 2018, we had 10,212,738 shares of Class A common stock outstanding and no shares of Class B common stock or preferred stock outstanding.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•

If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Subdivision or Combinations.

Upon the subdivision or combination of the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including the following:

•	Transfers between one Class B Stockholder to another Class B Stockholder.

•	Transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

The death of any holder of Class B common stock who is a natural person will result in the conversion of his or her shares of Class B common stock to Class A common stock. Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Dual Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock the Selling Stockholders are selling pursuant to this prospectus and which is the only class of stock which is publicly traded, has one vote per share. We currently have no shares of our Class B common stock outstanding. Notwithstanding, in the event Class B common stock were issued, due to our dual class structure with superior voting rights, such ownership of Class B common stock could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Preferred Stock

Our board of directors will have the authority, without approval by the stockholders, to issue up to a total of 50,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Social Reality. We have no current plans to issue any shares of preferred stock.

Series A Warrants and Placement Agent Warrants

On January 5, 2017, we sold an aggregate of (i) 761,905 shares of the Company’s Class A common stock; and (ii) five (5) year Series B Warrants representing the right to acquire up an additional 380,953 shares of our Class A common stock at an exercise price of $7.00 per share. The shares of our Class A common stock and the Series B Warrants were sold in a registered direct offering and we received gross proceeds of $4 million.

Simultaneously, we conducted a private placement with the same purchasers, and for no additional consideration we issued 380,953 Series A Warrants (the “Series A Warrants”) to purchase shares of Class A common stock. The Series A Warrants had an initial an exercise price of $6.70 per share and are exercisable for five (5) years commencing six (6) months from the date of closing of January 5, 2017. The Series A warrants contain anti-dilution protection in the event that any shares are issued at an effective price per share less than the exercise price (as more fully described in the Series A Warrants), subject to a floor price of $1.20 per share. Such anti-dilution protection will be extinguished if at any time our Class A common stock trades at or above $10.00 per share for 20 consecutive trading days, subject to certain equity conditions. If at any time, the shares underlying the Series A Warrants are not subject to an effective registration statement, they may be exercised on a cashless basis. The Series A Warrants are subject to assumption by a successor or acquiring entity in the event of certain extraordinary transactions including but not limited to a merger with another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Class A common stock. Also, at the election of the holder, in the event of an extraordinary transaction, we or any successor entity may be required to repurchase such warrant for an amount of cash equal to the value of the Series A Warrant as determined in accordance with the Black Scholes option pricing model and the terms of the Series A Warrants. In April 2017, pursuant to the sale of certain 12.5% senior secured convertible debentures and Class A common stock purchase warrants, the exercise price of the Series A Warrants were reduced from $6.70 to $2.245 per share.

We also issued 76,190 placement agent warrants pursuant to the January 2017 offering (“Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Series A Warrants except that they contain no anti-dilution protection, have an exercise price of $6.50 per share, and contain adjustment to exercise price and share number only in the event of stock splits, dividends, and other distributions. Furthermore, in the event of certain extraordinary transactions, including a merger, sale or reclassification, an acquiring entity is required to issue a substantially similar warrant or provide the holder, upon exercise, the same type of stock, securities, money or property receivable upon such extraordinary transaction by a holder of the Class A common stock had the Placement Agent Warrants been exercised in full.

Consultant Warrants

On November 16, 2016, we entered into an investor relations and consulting agreement (“Consulting Agreement”) whereby Market Street Investor Relations, LLC agreed to provide consulting services to the Company. Pursuant to the Consulting Agreement, we issued Market Street investor Relations, or its assigns, warrants to purchase an aggregate of 400,000 shares of Class A common stock with an exercise price of $7.50 per share and a term of three (3) years (“Consultant Warrants”). The Consultant Warrants vested fully pursuant to certain terms contained in the Consulting Agreement. The Consultant Warrants vested pursuant to our Class A common stock meeting certain trading thresholds. If at any time, the shares underlying the Consultant Warrants are not subject to an effective registration statement, they may be exercised on a cashless basis. The Consultant Warrants are further subject to adjustment in the event of stock splits, dividends, or other distributions and fundamental transactions. Furthermore, in the event of certain extraordinary transactions, including a merger, sale or reclassification, an acquiring entity is required to issue a substantially similar warrant or provide the holder, upon exercise, the same type of stock, securities, money or property receivable upon such extraordinary transaction by a holder of the Class A common stock had the Consultant Warrant been exercised in full.

Banking Warrants

On August 22, 2013, we issued warrants to purchase 50,000 shares of Class A common stock as compensation for investment banking services to T.R. Winston & Company, LLC, or its assigns (“Banking Warrants”). The Banking Warrants were fully vested on the grant date, have an initial exercise price of $5.00 per share, subject to adjustment, and initially had a term of three (3) years. The expiration date of the Banking Warrants, along with certain other warrants of the Company, were extended from three (3) years to five (5) years on September 19, 2016. If at any time, the shares underlying the Consultant Warrants are not subject to an effective registration statement, they may be exercised on a cashless basis.

Additionally, the Banking Warrants are callable at a per share call price of $.0002 upon 20 days prior written notice to a holder in the event that the last sale price of the Company’s Class A common stock equals or exceeds $12.50 per share for 20 consecutive trading days and the daily average volume is at least 20,000 shares and further provided that there is an effective registration statement registering the Class A common stock underlying the warrants.

The Banking Warrants are further subject to adjustment in the event of stock splits, dividends, or other distributions and fundamental transactions. Furthermore, in the event of certain extraordinary transactions, including a merger, sale or reclassification, an acquiring entity is required to issue a substantially similar warrant or provide the holder, upon exercise, the same type of stock, securities, money or property receivable upon such extraordinary transaction by a holder of the Class A common stock had the Banking Warrant been exercised in full.

The Banking Warrants also contained anti-dilution protection in the event that shares are issued at an effective price per share less than the exercise price within one (1) year beginning from October 30, 2013 except pursuant to certain exempt issuances.

Software Warrants

On August 17, 2017, the company acquired software from Leapfrog Media Trading in exchange for 200,000 shares of Class A common stock and warrants to purchase 350,000 shares of Class A common stock (“Software Warrants”). The Software Warrants had an initial exercise price of $3.00 per share, a term of five (5) years from the date of issuance. The Software Warrants contain anti-dilution protection in the event that the Company sells or issues any Class A common stock or common stock equivalents at an effective price per share less than 120% of the exercise price then in effect. The Software Warrants are further subject to adjustment in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and fundamental transactions.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Special Approval for Change in Control Transactions

In the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

•	A majority of the voting power of our outstanding capital stock; and

•	60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three (3) years following the date the person became an interested stockholder unless:

•

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•

On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc. 512 SE Salmon Street, Portland, OR 97214, 503-227-2950.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the Silvestre Law Group, P.C., Westlake Village, California. The Silvestre Law Group, P.C. or its affiliates or principals own 41,000 shares of our Class A common stock.

EXPERTS

Our consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statement of operations, stockholders' equity and cash flows for the years ended December 31, 2017 and 2016 included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus, and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference into this prospectus the following documents and information filed with the SEC:

•

Our Annual Report on Form 10-K filed with the SEC on April 2, 2018, for the year ended December 31, 2017 and Annual Report on Form 10-K/A (Amendment No.1) filed with the SEC on April 27, 2018 for the year ended December 31, 2017;

•

Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 15, 2018 and Quarterly Report on Form 10-Q/A (Amendment No.1) filed with the SEC on May 24, 2018 for the quarter ended March 31, 2018;

•	Our Current Report on Forms 8-K filed with the SEC on January 2, 2018 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•

The description of our Class A common stock and related rights contained in our registration statement on S-1 filed with the SEC on January 24, 2012, including any amendment or report filed for the purpose of updating such description;

We also incorporate by reference into this prospectus all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are made after the date of this prospectus and before the termination of the offering of securities offered by this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any of the documents incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address: Corporate Secretary, Social Reality, Inc., 456 Seaton Street, Los Angeles, CA 90013, telephone number (323) 694-9800.

SOCIAL REALITY, INC.

1,161,905 Class A Shares of Common Stock

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

The aggregate estimated (other than the registration fee) expenses payable by the Company in connection with a distribution of securities registered hereby are as follows:

SEC registration and filing fee	$811.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	5,000.00
Printing and engraving expenses	1,000.00
Transfer Agent fees and Expenses	1,000.00
Miscellaneous	1,000.00
TOTAL	$18,811.00

All fees and expenses other than the SEC registration and filing fee are estimated.

Item 15.

Indemnification of Directors and Officers.

Our certificate of incorporation, as amended, contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Our certificate of incorporation, as amended, and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have also entered into indemnification agreements with certain of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Social Reality, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We have also purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in our response to Item 17 herein.

Item 16.

Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.

Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on June 19, 2018.

Social Reality, Inc.

By:	/s/ Christopher Miglino
Christopher Miglino
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Social Reality, Inc., hereby severally constitute and appoint Christopher Miglino as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Miglino	Chief Executive Officer, Director, President	June 19, 2018
Christopher Miglino	(principal executive officer)

/s/ Joseph P. Hannan	Chief Financial Officer	June 19, 2018
Joseph P. Hannan	(principal financial and accounting officer)

/s/ Kristoffer Nelson	Chief Operating Officer, Director	June 19, 2018
Kristoffer Nelson

/s/ Marc Savas	Director	June 19, 2018
Marc Savas

/s/ Malcolm CasSelle	Director	June 19, 2018
Malcolm CasSelle

/s/ Robert Jordan	Director	June 19, 2018
Robert Jordan

/s/ Colleen DiClaudio	Director	June 19, 2018
Colleen DiClaudio

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

3.01(i)	Certificate of Incorporation filed on 8/2/2011		S-1	3.01(i)	333-179151	1/24/2012

3.02(i)	Certificate of Correction of Certificate of Incorporation filed on August 30, 2011		S-1	3.01(ii)	333-179151	1/24/2012

3.03(i)	Certificate of Amendment to the Certificate of Incorporation of Social Reality, Inc. filed on 9/6/2016		8-K	3.5	000-54996	9/19/2016

3.04(ii)	Bylaws of Social Reality, Inc.		S-1	3.03	333-179151	1/24/2012

4.01	Class A Common Stock Purchase Warrant issued to Investors in January 2017 Offering		8-K	4.1	001-37916	1/4/17

4.02	Class A Common Stock Placement Agent Warrant issued in January 2017 Offering		8-K	4.3	001-37916	1/4/17

4.03	Class A Common Stock Warrant issued in Leapfrog Media Trading Acquisition in August 2017 (Software Warrants)		10-K	4.13	001-37916	4/2/18

4.04	Class A Common Stock Warrant issued for Investment Banking Service in August 2013		10-Q	4.5	000-54996	11/13/13

4.05	Class A Common Stock Warrant issued to Consultants in November 2016	*

5.01	Opinion of Silvestre Law Group, P.C.	*

23.1	Consent of RBSM LLP	*

23.2	Consent of Silvestre Law Group, P.C. (included in Exhibit 5.01)	*

24.1	Power of Attorney (see page II-4)	*